Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-22700 on Form S-8 of our report dated June 25, 2014, relating to the financial statements and supplemental schedule of the Amended and Restated Crane Co. Savings and Investment Plan appearing in this Annual Report on Form 11-K of the Amended and Restated Crane Co. Savings and Investment Plan for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP
Stamford, Connecticut
June 25, 2014